SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 5, 2004

VENTAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10989	61-1055020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Ormsby Park Place, Suite 300, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip Code)

(502) 357-9000

(Registrant’s telephone number, including area code)

Ventas, Inc. (the “Company”) hereby amends its Current Report on Form 8-K dated February 5, 2004, filed with the Securities and Exchange Commission on February 19, 2004 (the “Current Report”), to amend Item 7 to include required financial statements and pro forma financial information.

Item 7. Financial Statements and Exhibits.

At the time of filing of the Current Report disclosing the acquisition of ElderTrust by the Company, the financial statements of the acquired entity were not available. The Company indicated that it would file the necessary financial information not later than 60 days after the date on which the Current Report was required to be filed.

(a) Financial statements of businesses acquired.

Independent Auditors’ Report

Audited consolidated balance sheets of ElderTrust as of December 31, 2003 and December 31, 2002

Audited consolidated statements of operations of ElderTrust for the years ended December 31, 2003, 2002 and 2001

Audited consolidated statements of shareholders’ equity of ElderTrust for the years ended December 31, 2003, 2002 and 2001

Audited consolidated statements of cash flows of ElderTrust for the years ended December 31, 2003, 2002 and 2001

Notes to the consolidated financial statements of ElderTrust

Schedule III to audited consolidated financial statements of ElderTrust

(b) Pro forma financial information.

Unaudited pro forma condensed consolidated balance sheet of the Company as of December 31, 2003

Unaudited pro forma condensed consolidated statement of income of the Company for the year ended December 31, 2003

Notes to the pro forma financial statements

(c) Exhibits:

2.1	Agreement and Plan of Merger by and among Ventas, Inc., Ventas Sub, LLC and ElderTrust dated as of November 19, 2003 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Ventas, Inc. on November 21, 2003).

23.1	Consent of KPMG LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.
(Registrant)

Date: April 20, 2004

	By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President and
General Counsel

INDEPENDENT AUDITORS’ REPORT

The Board of Trustees and Shareholders

ElderTrust:

We have audited the accompanying consolidated balance sheets of ElderTrust and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ElderTrust and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 3, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002 and Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections in 2003.

/s/ KPMG LLP

McLean, Virginia

February 5, 2004

ELDERTRUST

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

(in thousands, except share amounts)

	2003	2002
ASSETS
Assets:
Real estate properties, at cost	$164,038	$306,553
Less – accumulated depreciation and amortization of property and equipment under capital lease	(29,959)	(44,921)
Land	16,570	20,425

Net real estate properties	150,649	282,057
Properties held for sale	4,971	926
Cash and cash equivalents	25,693	7,398
Restricted cash	5,447	11,259
Accounts receivable, net of allowance of $34 and $16, respectively	186	119
Accounts receivable from unconsolidated entities	—	65
Prepaid expenses	464	613
Investment in and advances to unconsolidated entities, net of allowance of $1,292	—	3,187
Other assets, net of accumulated amortization and depreciation of $1,257 and $1,128, respectively	1,474	1,151

Total assets	$188,884	$306,775

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Line of credit	$—	$3,067
Mortgages, notes and bonds payable, and capital lease obligations	84,445	204,889
Liabilities associated with assets held for sale	2,597	1,007
Accounts payable and accrued expenses	1,593	1,441
Notes and accounts payable to unconsolidated entities	—	3,891
Deferred revenue	12,631	—
Other liabilities	1,109	6,267

Total liabilities	102,375	220,562

Minority interest	3,486	3,469

Shareholders’ equity:
Preferred shares, $.01 par value; 20,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 100,000,000 shares authorized; 7,784,446 and 7,540,142 issued and outstanding in 2003 and 2002, respectively	78	75
Capital in excess of par value	121,974	121,988
Deficit	(39,029)	(39,319)

Total shareholders’ equity	83,023	82,744

Total liabilities and shareholders’ equity	$188,884	$306,775

The accompanying notes to consolidated financial statements are an integral part of these statements.

ELDERTRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2003, 2002 and 2001

(in thousands, except per share amounts)

	2003	2002	2001
Revenues:
Rental revenues	$18,722	$16,230	$15,417
Interest, net of amortization of deferred loan origination costs	276	284	2,700
Interest from unconsolidated equity investees	—	763	1,200
Other income	28	245	189

Total revenues	19,026	17,522	19,506

Expenses:
Property operating expenses	1,230	1,289	1,181
Interest expense, including amortization of deferred finance costs	8,016	7,844	10,439
Depreciation and amortization	5,840	5,051	4,453
General and administrative	3,747	2,434	3,216
Bad debt expense (recovery)	(890)	—	116
Gain on debt extinguishment	(1,039)	—	—
Severance expense	1,341	—	—
Loss on impairment of long-lived assets	—	—	450

Total expenses	18,245	16,618	19,855

Net income (loss) before equity in losses of unconsolidated entities, minority interest and discontinued operations	781	904	(349)

Equity in losses of unconsolidated entities, net	—	(21)	(598)
Minority interest	(29)	(47)	36

Net income (loss) from continuing operations	752	836	(911)

Income (loss) from discontinued operations, net of minority interest	3,251	(330)	1,435

Net income	$4,003	$506	$524

Basic weighted average number of common shares outstanding	7,704	7,401	7,184

Basic:
Income (loss) per share from continuing operations	$0.10	$0.11	$(0.13)
Income (loss) per share from discontinued operations	$0.42	$(0.04)	$0.20
Income per share	$0.52	$0.07	$0.07

Diluted weighted average number of common shares Outstanding	7,746	7,708	7,442

Diluted:
Income (loss) per share from continuing operations	$0.10	$0.11	$(0.13)
Income (loss) per share from discontinued operations	$0.42	$(0.04)	$0.20
Income per share	$0.52	$0.07	$0.07

The accompanying notes to consolidated financial statements are an integral part of these statements.

ELDERTRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended December 31, 2003, 2002, and 2001

(in thousands)

	Shares Outstanding	Common Shares	Capital In Excess of Par Value	Deficit	Total Shareholders’ Equity
Balances at January 1, 2001	7,119	$71	$120,377	$(40,349)	$80,099
Purchase of partnership units	—	—	38	—	38
Net income	—	—	—	524	524
Share options exercised	217	2	170	—	172
Share warrants issued	—	—	165	—	165

Balances at December 31, 2001	7,336	73	120,750	(39,825)	80,998
Conversion of partnership units to shares	95	1	1,193	—	1,194
Net income	—	—	—	506	506
Share options exercised	18	—	45	—	45
Share warrants exercised	91	1	—	—	1

Balances at December 31, 2002	7,540	75	121,988	(39,319)	82,744
Net income	—	—	—	4,003	4,003
Share options exercised	256	3	104	—	107
Shares repurchased and retired	(12)	—	(118)	—	(118)
Distributions	—	—	—	(3,713)	(3,713)

Balances at December 31, 2003	7,784	$78	$121,974	$(39,029)	$83,023

The accompanying notes to consolidated financial statements are an integral part of these statements.

ELDERTRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

(in thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,003	$506	$524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,699	7,684	6,405
Bad debt expense (recovery)	(890)	—	116
Loss on impairment of long-lived assets	2,491	2,434	450
Gain on sale of property, plant and equipment	(822)	—	—
Gain on debt extinguishment	(1,657)	—	—
Lease modification/restructuring and consent fee	12,892	—	—
Non cash option expense	101	—	—
Non cash rental revenue	(133)	—	—
Minority interest and equity in losses from unconsolidated entities	152	1,405	2,640
Net changes in assets and liabilities:
Accounts receivable and prepaid expenses	(42)	(667)	1,206
Accounts payable and accrued expenses	1,030	392	(589)
Security deposits	(1,332)	(145)	252
Deferred lease costs	(610)	(154)	—
Other	(1,335)	(789)	142

Net cash provided by operating activities	23,547	10,666	11,146

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired from acquisition of unconsolidated entities	18	495	—
Cash paid to acquire unconsolidated entities	—	(85)	—
Capital expenditures	(439)	(533)	(171)
Proceeds from the sale of rental properties	34,386	—	—
Proceeds from collection on advances to unconsolidated entities	—	705	195
Payments received on real estate loans receivable	—	—	21,697
Net increase in reserve funds and deposits – restricted cash	2,436	179	(836)
Other	—	—	(30)

Net cash provided by investing activities	36,401	761	20,855

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(64)	(525)	—
Borrowings under guidance line/bank credit facility	5,500	3,067	—
Payments under guidance line/bank credit facility	(8,567)	(7,370)	(31,352)
Payments on mortgages payable	(4,673)	(1,784)	(1,159)
Payments for other debt extinguishment	(29,882)	—	—
Purchase of partnership units	—	—	(18)
Dividends to shareholders	(3,713)	—	—
Distributions to minority interests	(142)	(3)	—
Other	(112)	(90)	99

Net cash used in financing activities	(41,653)	(6,705)	(32,430)

Net increase (decrease) in cash and cash equivalents	18,295	4,722	(429)
Cash and cash equivalents, beginning of year	7,398	2,676	3,105

Cash and cash equivalents, end of year	$25,693	$7,398	$2,676

Supplemental disclosure:
Cash paid for interest	$12,475	$9,734	$11,353

The accompanying notes to consolidated financial statements are an integral part of these statements.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

1. Organization and Operations

ElderTrust was formed in the State of Maryland in 1997 and began operations upon the completion of its initial public offering in January 1998. ElderTrust elected to be taxed as a real estate investment trust beginning in the year ended December 31, 1998.

At December 31, 2003 and 2002, ElderTrust’s total assets consisted primarily of a 96.3% and 96.2% interest in ElderTrust Operating Limited Partnership (the “Operating Partnership”), and its wholly-owned subsidiaries and controlled partnerships (collectively, “ElderTrust”, “We” or the “Company”), respectively. At December 31, 2003 and 2002, the Company’s consolidated assets primarily consisted of a diversified portfolio of 19 and 32 healthcare properties, respectively, consisting primarily of assisted living and skilled nursing facilities which are leased back to third party healthcare providers, generally under triple-net leases. Triple net leases dictate that costs associated with operating the facilities, including real estate taxes, insurance and utilities, are the responsibility of the tenant.

At December 31, 2001, the Company’s consolidated assets also included investments in unconsolidated entities consisting of (a) a 99% non-voting limited partnership interest in an unconsolidated entity, ET Sub Meridian Limited Partnership, LLP, (“Meridian”) which holds leasehold and purchase option rights for seven skilled nursing facilities, (b) a 99% non-voting interest in two other unconsolidated entities, ET Sub-Cabot Park, LLC, (“Cabot”) which owns an independent living facility and ET Sub-Cleveland Circle, LLC, (“Cleveland”) which owns an assisted living facility and (c) a 95% non-voting interest in ET Capital Corp. (“ET Capital”), which is primarily engaged in providing construction and other financing related to healthcare facility development. Prior to September 30, 2002, the Company accounted for these investments in Meridian, Cabot and Cleveland under the equity method due to a lack of control on the Company’s part over the operational decision making process of these entities. As of September 30, 2002, the Company acquired operating control of these investments and has consolidated the respective balance sheets of Meridian, Cabot and Cleveland and their results of operations from that date. Additionally, beginning in January 2003, the Company began consolidating its investment in ET Capital, having then acquired the remainder of its membership interests . See Note 8 of the Company’s consolidated financial statements for additional information.

Approximately 54% and 86% of the Company’s consolidated assets at December 31, 2003 and 2002, respectively, consist of real estate properties leased to or managed by Genesis Health Ventures, Inc., its successor, Genesis HealthCare Corp. or its consolidated subsidiaries (unless the context otherwise requires, collectively, “Genesis”) or entities in which Genesis accounts for its investment using the equity method of accounting (“Genesis Equity Investees”). Accordingly, the Company’s consolidated revenues and ability to make distributions to shareholders depends, in significant part, upon the revenues derived from Genesis. See Note 5 for additional information. Michael Walker, ElderTrust’s Chairman of the Board of Trustees and Acting President and Chief Executive Officer, served as Chief Executive Officer of Genesis from 1985 until May 2002 and as Chairman of the Board of Genesis from 1985 until October 2002.

Basis of Presentation

The consolidated financial statements of ElderTrust include all the accounts of ElderTrust, the Operating Partnership, and the Operating Partnership’s wholly owned and controlled subsidiaries. Intercompany balances and transactions have been eliminated. Certain other amounts included in the consolidated financial statements for prior periods have been reclassified to conform to the presentation for 2003.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

2. Merger of ElderTrust

On November 20, 2003, the Company entered into a definitive merger agreement with Ventas, Inc., (“Ventas”), a healthcare REIT based in Louisville, Kentucky, whereby Ventas would acquire all of the outstanding common shares of ElderTrust and Class A units of ETOP for $12.50 per share/unit, in an all cash transaction valued at $184 million. The transaction (the “Ventas Transaction”) was subject to the approval of the shareholders of ElderTrust, which was obtained on February 3, 2004. The transaction was completed on February 5, 2004.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments that are readily convertible to cash and have an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash represents bond and operating reserve funds required in connection with outstanding debt issues, security deposits, letters of credit and mortgage escrow accounts.

Real Estate Properties

Real estate properties are recorded at cost. Acquisition costs and transaction fees, including legal fees, title insurance, transfer taxes, external due diligence costs and market interest rate adjustments on assumed debt directly related to each property are capitalized as a cost of the respective property. The cost of real estate properties acquired is allocated between land and buildings and improvements based upon estimated market values at the time of acquisition. Depreciation is provided for on a straight-line basis over an estimated composite useful life of twenty-eight and one-half years for buildings and improvements.

We classify the properties we are actively marketing as held for sale once all of the following conditions are met:

•	our board of trustees has approved the plan of sale, and

•	we have a binding agreement with a qualified buyer which provides for no significant outstanding contingencies which could cause the transaction not to be completed in a timely manner.

We carry properties held for sale at the lower of their carrying values or estimated fair values less costs to sell. We cease depreciation at the time the asset is classified as held for sale. We segregate the held for sale properties on our consolidated balance sheet and classify their operating results as discontinued operations on our consolidated statements of operations.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Application of New Accounting Standards

The Financial Accounting Standards Board (“FASB”) recently issued SFAS No 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“SFAS No. 150). This statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options. These provisions are effective for financial instruments issued or modified after June 15, 2003.

On October 8, 2003, the FASB issued guidance with respect to SFAS No. 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures on the issuer’s financial statements as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS No. 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuers financial statements as interest expense for the change in the fair value of the liability.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS No. 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003, effectively reversing the guidance of October 8, 2003. While there is no financial statement impact, FSP 150-3 does require disclosure of the fair value of the minority interest in consolidated ventures as of the balance sheet date. At December 31, 2003, the Company held interests in three joint ventures with finite lives that had minority interests. The carrying and fair value of these interests was approximately $(31,427) and $20,548 at December 31, 2003.

In April 2002, FASB Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued. Statement 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to restrict the classification of the gains or losses as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. The provisions of Statement 145 related to the rescission of FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, were applied in fiscal years beginning after May 15, 2002. The adoption of Statement 145 in 2003 resulted in the classification of approximately $1 million of gain from extinguishment of debt as a component of income from continuing operations in the Company’s financial statements for the year ended December 31, 2003.

Impairment of Long-Lived Assets

The Company adopted Statement 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) on January 1, 2002. In accordance with SFAS No. 144, long-lived assets, such as rental property, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Properties held for sale would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale should be presented separately in the appropriate asset and liability sections of the balance sheet.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Deferred Financing Costs

Deferred financing costs are incurred in the process of acquiring financing for the Company. The Company amortizes these costs over the term of the respective borrowing using a method that approximates the interest method.

Income Taxes

The Company has been organized and operated in a manner so as to qualify for taxation as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. As a result, the Company generally will not be subject to income tax on its taxable income at corporate rates to the extent it distributes with respect to each year 90% of its taxable income, excluding net capital gain, to its shareholders and complies with certain other requirements (although the Company will pay tax to the extent of any taxable income that it retains even if it qualifies as a REIT). The Company qualified as a REIT through the date of the Ventas Transaction, and, accordingly, no provision has been made for federal income taxes for the Company in the accompanying consolidated financial statements.

Leases and Rental Income

Real estate properties are leased to operators primarily on a long-term triple net-lease basis. Two of these leases provide for rents based on a specific percentage of facility operating revenues with no required minimum rent (“percentage rent leases”). In 2003, a majority of the leases with Genesis were restructured to include a base rent, increasing by the greater of 1.5% or one half of the percentage increase in the Consumer Price Index for the preceding year. Other remaining leases provide for base rent, increasing each year by the lesser of 5% of the increase in facility revenues for the immediately preceding year or one-half of the percentage increase in the Consumer Price Index for the immediately preceding year (“minimum rent leases”). All three types of leases are triple net-leases that require the lessees to pay all operating expenses, taxes, insurance, maintenance and other costs, including a portion of capitalized expenditures. The remaining leases (“fixed rent leases”) are with tenants in medical office and other buildings and provide for specific annual rents, subject to annual increases in some of the leases.

Lease payments are recognized as revenue in accordance with lease terms. Certain of the leases provide for scheduled annual rent increases. The Company reports base rental revenue on these leases using the straight-line method over the terms of the respective leases. The Company records an unbilled rent receivable or payable representing the amount that the straight-line rental revenue exceeds or reduces the rent currently collectible under the lease agreements.

Deferred Rent and Consent Fees

In 2003, the Company received various payments from Genesis for the restructuring of certain leases and various other concessions. These deferred payments relate to prospective changes in the related leases, including reductions in monthly rental amounts, changes to lease termination dates, and changes to the lease guarantor. Accordingly, the cash received in consideration of these modifications is recognized in rental income on a straight-line basis over the life of the respective leases. See Note 4 for additional information.

Share Option Plans

In compliance with SFAS No. 123, “Accounting for Stock Based Compensation,” the Company has elected to follow the intrinsic value-based method of accounting prescribed by the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for its fixed plan share options. As such, compensation expense would be recorded only if the current market price of the underlying shares on the date of grant exceeded the exercise price.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

No compensation expense has been recognized for options granted under the 1998 and 1999 Share Option and Incentive Plans. Under SFAS No. 123, compensation expense of $332,000, $108,000 and $88,000 would have been recorded in 2003, 2002 and 2001, respectively, for the 2003, 1998 and 1999 Plans based upon the fair value of the option awards.

Pro forma net income and net income per share would have been as follows:

	2003	2002	2001
Net income, as reported	$4,003	$506	$524
Add: stock-based compensation included in reported net income	101	—	—
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	332	108	88

Pro forma net income	$3,772	$398	$436

Net income per share, as reported – basic and diluted	$0.52	$0.07	$0.07
Pro forma net income per share – basic and diluted	$0.49	$0.05	$0.06

Investments in Unconsolidated Entities

Prior to January 2003, the Company had an investment in ET Capital Corp., an entity in which the controlling voting interest was owned by Mr. D. Lee McCreary, Jr., the Company’s former President, Chief Executive Officer and Chief Financial Officer. As a result, the Company accounted for this investment using the equity method. In January 2003 the Company acquired the remaining interests in ET Capital. As of the date of this acquisition, the Company consolidated ET Capital in its financial statements.

Net Income/(Loss) per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted income per share is computed by dividing net income, as adjusted for potentially dilutive securities, by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities. Dilutive securities may include shares granted under share option and incentive plans and units of ElderTrust Operating Partnership (“ETOP”) held by minority partners that have the option to convert their units into common shares. No effect is shown for any securities that are anti-dilutive.

Segment Reporting

The Company is a real estate investment trust whose primary objective is to invest in healthcare facilities. The Company has one reportable segment, investments in healthcare facilities.

4. Restructuring Agreements

The Company announced on July 14, 2003, that it had entered into a non-binding letter of intent (the “LOI”) with Genesis Health Ventures, Inc. (“Genesis”) to restructure their current business relationship. As part of this transaction Genesis intended to spin-off its ElderCare division (the “Spin-Off”) which will be known as Genesis HealthCare Corporation (“HealthCare”). Operations of ElderTrust assets that are leased to Genesis would be spun off to HealthCare as part of the transaction and, as a result, ElderTrust has certain approval rights with respect to the Spin-Off. The LOI sets forth the proposed terms of the restructuring of the Company’s current transactions with Genesis and approval of the Spin-Off. The LOI also addressed assets currently leased by the Company to Crozer/Genesis ElderCare Limited Partnership (“Crozer”) and Genesis Eldercare Partnership of New England, L.P. (“NDNE”), a 90% owned

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

subsidiary of Genesis, and the proposed assignment of leasehold interests to Benchmark Assisted Living, LLC (“Benchmark”). The Spin-Off was completed on December 1, 2003. Most of the restructuring transactions, as described below, were completed as of December 31, 2003.

Transactions Under the Crozer/Genesis Agreement

On August 13, 2003, the Company completed the restructuring of lease transactions with Crozer, including the satisfaction of its $14 million, non-recourse loan secured by the Harston Hall and Pennsburg properties for a cash payment of $11.5 million. This transaction resulted in gain on debt extinguishment of $2.5 million, $0.6 million which is included in discontinued operations and $0.9 million which is included in the gain on debt extinguishment line on the consolidated statement of operations. Under the terms of the agreements with Crozer, the Harston Hall property was sold to Genesis for $2.6 million, and the annual rent on the Pennsburg property was reduced to $656,000 per year in exchange for a one-time payment by Genesis of $2.5 million. The Company recorded an impairment charge on the Harston Hall property of $1.8 million and a gain of approximately $0.6 million corresponding to the amount of debt forgiven by the lender in connection with satisfaction of the related mortgage loan.

Additionally, the leases for the Pennsburg Manor, Chapel Manor and Belvedere properties were extended for approximately twelve years, and certain other changes were made to the leases, including, but not limited to, elimination and return of the security deposits, the addition of a lease coverage ratio test of at least 1.25:1, and the addition of lease guarantees by Genesis. Following Genesis’ Spin-Off, the leases are guaranteed by HealthCare.

Transactions under the Genesis Master Agreement and the Benchmark Agreement

On September 11, 2003, the Company entered into a definitive Master Agreement (the “Genesis Agreement”) with Genesis and a purchase and sale agreement (the “Benchmark Agreement”) with NDNE. Under the terms of the Benchmark Agreement, the Company received $5.0 million in exchange for various lease modifications. Under the agreement, NDNE assigned their leasehold interests in the Cabot Park, Cleveland Circle, North Andover and Vernon Court properties to Benchmark, annual rents under the leases were reduced by $1,380,000 per year and terms of the leases were extended ten years to 2013. Additionally, Benchmark has the option to acquire the Cabot Park, Cleveland Circle and North Andover properties, on the fifth and tenth lease anniversary dates and an option to acquire the Vernon Court property at any time during the lease term. The leases have limited guarantees equal to one year’s rent provided by AEW Partners IV, a significant investor in Benchmark.

Under the terms of the Genesis Agreement, the Company sold the Liberty Court property to Genesis for approximately $10.3 million on October 29, 2003. Annual rental under the modified leases on Heritage Woods and Sanatoga Court properties were reduced by $0.7 million and their lease terms were extended through 2012 in exchange for a cash payment of approximately $2.6 million.

On November 7, 2003, Genesis purchased the Company’s ownership interest in Meridian, which is the prime lessee on seven properties which were subleased to Genesis and accounted for by the Company as capital leases (“Meridian 7”) for approximately $93.4 million including $18.0 million in cash and Genesis’ assumption of approximately $75.4 million of debt and lease obligations.

On December 12, 2003, the Company sold the Willowbrook property to Genesis for approximately $1.5 million and sold the Phillipsburg property to Genesis for approximately $3.4 million.

On December 23, 2003, the Company sold the Pleasant View property to Genesis for approximately $4.6 million, including the transfer of approximately $3.7 million of mortgage debt to Genesis.

On January 30, 2004, the Company sold the Riverview Ridge property to Genesis for approximately $5.1 million including the assumption of debt of $2.4 million.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

In addition to the transactions listed above, Genesis agreed to pay a $5.0 million consent fee to the Company immediately upon completion of the Spin-Off. Following the Spin-Off, the Company changed the guarantor from Genesis to HealthCare on the six remaining leases with Genesis, and made certain other modifications to those leases. The Company received $4.7 million during December 2003 with the balance being paid upon the completion of the Riverview Ridge sales transactions in January 2004.

5. Discontinued Operations

Under SFAS No. 144, the Company is required to reclassify from continuing operations to discontinued operations, the results of operations from any property that is disposed of or is classified as held for sale and where the Company will not have significant continuing involvement.

The Salisbury Medical Office Building (“SMOB”), located in Salisbury, Maryland, was classified as held for sale in June 2002. On March 7, 2003, the Company sold SMOB for approximately $1.0 million. These proceeds were used to payoff the $1.0 million of debt secured by the property.

On August 13, 2003, the Harston Hall property, located in Flourtown, Pennsylvania, was sold to Genesis Health Ventures, Inc. (“Genesis”) for approximately $2.6 million. The $14.0 million non-recourse debt secured by the Harston Hall and Pennsburg properties was satisfied in full for a payment of $11.5 million prior to the sale. The extinguishment of the Harston Hall portion of the debt resulted in a gain of $0.6 million, which is included in discontinued operations.

On September 11, 2003, the Company entered into a definitive Master Agreement (the “Genesis Agreement”) with Genesis. Under the terms of the Genesis Agreement, five properties, (Liberty Court, also known as Rittenhouse, Willowbrook, Phillipsburg, Riverview Ridge and Pleasant View), were sold to the company spun-off from Genesis Health Ventures, which is known as Genesis HealthCare Corporation (“HealthCare”). Among other transactions, HealthCare purchased the ownership interest in the Company’s subsidiary ET Sub-Meridian Limited Partnership, L.L.P. (“Meridian”) that is the prime lessee on seven properties currently subleased to Genesis and accounted for by the Company as capital leases (“Meridian 7”). All 12 of these properties were accounted for as discontinued operations at September 30, 2003. All of these transactions were completed in the fourth quarter of 2003 with the exception of the Riverview Ridge property, which closed on January 30, 2004.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

The following represents the summary of results of operations of the properties that have been classified as held for sale at December 31, 2003 or sold during 2003 or 2002 and their operating results as reported in discontinued operations:

	Year Ended December 31, (in thousands)
	2003	2002	2001
Rental revenue	$11,391	$5,859	$3,344
Interest	6	2,131	2,735
Other income	1,831	61	45

Total revenue	13,228	8,051	6,124

Interest expense	5,273	2,416	1,289
Depreciation and amortization	3,432	2,085	1,225
Property operating expense	24	55	69
General and administrative	75	53	37
Loss on impairment of assets	2,491	2,434	—
Gain on debt extinguishment	(619)	—	—
Gain on sale of fixed assets	(822)	—	—

Total expenses, net	9,854	7,043	2,620

Income before minority interest	3,374	1,008	3,504

Equity in losses of unconsolidated entities	—	(1,343)	(1,992)
Minority interest	(123)	5	(77)

Income (loss) from discontinued operations	$3,251	$(330)	$1,435

6. Real Estate Investments

As of December 31, 2003, the Company had investments in 19 real estate properties located in three states. The properties include ten assisted living facilities, and one independent living facility included in continuing operations with a total of 1,043 beds, five skilled nursing facilities with a total of 778 beds, and three medical office and other buildings. The Company leases its assisted living, independent living and skilled nursing properties to operators pursuant to long-term triple net leases.

At December 31, 2003, future minimum lease payments are as follows

(dollars in thousands):

2004	$17,585
2005	17,679
2006	17,728
2007	17,547
2008	16,835
Thereafter	75,103

$162,477

7. Concentration of Risk

Revenues recorded by the Company under leases with and loans to Genesis or Genesis Equity Investees were approximately $20.2 million, $18.3 million, and $16.1 million in 2003, 2002 and 2001, respectively. The Company’s equity in net losses of unconsolidated entities (see Note 8) derived from arrangements with Genesis or Genesis Equity Investees totaled approximately $1.5 million, and $2.3 million in 2002 and 2001, respectively. The Company did not have any equity in net earnings or losses of

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

unconsolidated entities derived from arrangements with Genesis or Genesis Equity Investees subsequent to October 1, 2002. The Company’s consolidated revenues depends in significant part, upon the revenues derived from Genesis. After the Genesis spin-off, the Company’s revenues from Genesis will be approximately $6.9 million per year or about 42% of the Company’s total rental revenue. Also, the Company’s revenues from Benchmark will be approximately $4.8 million per year or 29% of the Company’s total rental revenue.

8. Investments in Unconsolidated Entities

As of December 31, 2003 the Company did not have any investments in unconsolidated subsidiaries. At December 31, 2002, the Company’s investment in and advances to unconsolidated subsidiaries of $3,187, consisted entirely of its investment in ET Capital. Summary financial information as of and for the year ended December 31, 2002 for ET Capital Corp. is as follows (in thousands):

Balance Sheet
Current assets	$290
Notes receivable (1)	3,845
Total assets	4,135
Current liabilities	290
Long-term debt (1)	8,772
Total liabilities	9,062
Deficit	(4,927)

(1) Represents amounts due to/from ElderTrust.

Income Statement
Interest income (2)	1,874
Interest expense (2)	488
Bad debt expense	1,308
Net income	131
Percent ownership	95%

(2) Represents amounts earned from/incurred to ElderTrust.

In May 2001, ET Capital was named as a third party defendant in a complaint filed against Genesis. This lawsuit was settled on December 31, 2002. Under the settlement terms, ET Capital received $250,000 and was released from any claims under the lawsuit in exchange for forgiving notes totaling $7.8 million plus accrued interest. ET Capital Corp. reserved these loans in 2000.

During September 2002, the Company acquired, or obtained options to acquire (collectively, the “Acquisition”), from D. Lee McCreary, Jr., ElderTrust’s former President and Chief Executive Officer, the controlling 1% ownership interests in Meridian, Cabot and Cleveland for approximately $85,000. The ownership interest in Meridian was acquired and Mr. McCreary transferred operational and managerial control of Cabot and Cleveland during the option period. The purchase price for Mr. McCreary’s interests were determined based upon estimated fair market values.

The purchase options for Cabot and Cleveland were exercised in February, 2004 for approximately $17,000.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Summary financial information for Meridian, Cabot and Cleveland for the year ended December 31 2002 is as follows:

	ET Sub- Meridian, LLP	ET Sub- Cabot Park, LLC	ET Sub- Cleveland Circle, LLC	Total
Rental revenue	$10,100	$1,694	$1,498	$13,292
Interest income	7	15	14	36
Interest expense	8,307	1,323	1,001	10,631
Depreciation/amortization	3,514	560	462	4,536
Net Income (loss)	$(1,771)	$(206)	$18	$(1,959)

Prior to the acquisition of the controlling interest in the entities that owned Cabot, Cleveland and Meridian, the Company accounted for its investment in these properties under the equity method. As of December 31, 2002, the Company has consolidated Meridian, Cabot and Cleveland with the Company’s other operations. In accordance with SFAS No. 144, the operations of Meridian subsequent to the acquisition and the equity in losses attributable to Meridian prior to the acquisition are classified as a component of discontinued operations. See Note 5. In January 2003, the Company acquired Mr. McCreary’s 5% controlling ownership interest in ET Capital for nominal consideration. As of January 2003, the results of ET Capital are consolidated with the Company.

Summary financial information for the year ended 2001 for unconsolidated entities accounted for by the equity method during the year is as follows (dollars in thousands):

	ET Sub- Meridian, LLP	ET Capital Corp.	ET Sub- Cabot Park, LLC	ET Sub- Cleveland Circle, LLC	Total
Rental revenue	$9,883	$—	$1,669	$1,477	$13,029
Interest income	67	2,152	23	22	2,264
Interest expense	8,331	768	1,349	1,028	11,476
Bad debt expense	47	1,552	—	—	1,599
Depreciation/amortization	3,512	—	560	462	4,534
Net loss	(2,013)	(343)	(251)	(24)	(2,631)

Percent ownership	99%	95%	99%	99%

9. Line of Credit

On August 30, 2002, ETOP entered into a line of credit (“Guidance Line”) agreement with Wachovia Bank, N.A. Funds provided at closing of approximately $3.1 million were used to pay off the existing credit facility, and certain transaction and other costs. The Guidance Line bears interest at a floating rate of 3.25% over LIBOR, or 4.71% at December 31, 2003. There were no amounts outstanding at December 31, 2003. At December 31, 2003, the properties securing the Guidance Line had an aggregate net book value of $21.5 million. During the year ended December 31, 2003, the Company derived revenues of $1.8 million from these properties. ElderTrust has guaranteed ETOP’s performance under the Guidance Line. The Guidance Line was terminated on February 4, 2004 in connection with the acquisition of the Company by Ventas, Inc.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

10. Mortgages, Notes and Bonds Payable and Capital Lease Obligations

The following is a summary of mortgages, bonds and note payable and capital lease obligations at December 31, 2003 and 2002 (dollars in thousands):

Property	Effective Interest Rate	Maturity Date	Balance at December 31, 2003	Balance at December 31, 2002
DCMH Medical Office Building (a)	8.35%	11/2009	$5,560	$5,638
Cabot Park (a)	5.80%	1/2037	12,518	12,630
Cleveland Circle (a)	5.80%	10/2025	10,708	10,926
Professional Office Building I (a)	8.35%	11/2009	2,450	2,485
Meridian capital lease	7.06%	9/2008	—	65,295
Meridian note payable	7.06%	9/2008	—	11,524
Pleasant View (a)	8.26%	10/2009	—	3,743
Heritage at North Andover (a)	8.26%	10/2009	8,296	8,417
The Woodbridge
Bonds due 2005	7.81%*	9/2005	328	472
Bonds due 2025	7.81%*	9/2025	9,376	9,411
Belvedere NRC/ Chapel NRC (a)	8.46%	10/2009	17,985	18,238
Highgate at Paoli Pointe Series A Bonds	7.81%*	1/2024	—	9,424
Riverview Ridge (a)	7.81%*	1/2020	—	2,673
Vernon Court (a)	5.80%*	5/2025	13,261	13,540
Lacey Branch Office Building	7.81%*	10/2022	463	473
Wayne NRC (a)	LIBOR +3.00%	12/2004	3,500	4,600
Pennsburg Manor NRC/ Harston Hall NCH (a)	LIBOR +3.00%	4/2003	—	14,900
Lopatcong Care Center (a)	LIBOR +3.00%	12/2004	—	10,500

Total			84,445	204,889

Mortgage debt relating to properties held for sale
Riverview Ridge (a)	7.81%*	1/2020	2,597	—
Salisbury Medical Office Building (a)	8.16%	10/2009	—	1,007

Total Mortgage debt relating to properties held for sale			2,597	1,007

Grand total			$87,042	$205,896

(a)	The repayment of principal and interest on these loans is non-recourse to ElderTrust.
*	The stated interest rates on these mortgages are higher than the effective interest rates because the loans were adjusted to market rates when the loans were acquired by the Company.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

The Company’s weighted average effective interest rate on mortgages, notes and bonds payable was 7.05% and 6.75% at December 31, 2003 and 2002, respectively.

Scheduled principal payments and bond sinking fund requirements are as follows:

(in thousands)

2004	$5,077
2005	1,695
2006	1,827
2007	1,932
2008	2,024
Thereafter	74,487

$87,042

At the end of 2002 and 2003, ET Sub-Woodbridge, L.P., the Company’s subsidiary obligated under the Woodbridge bonds, had an event of default occur. The event of default is the result of the company’s failure to maintain a debt service coverage ratio of at least 1.00 at the annual evaluation date. The Trustee and Bondholder have not notified the company of their intent to seek any of the remedies available under the bond documents.

The following table sets forth the material financial covenants under our indebtedness, and the degree to which we complied with those covenants as of December 31, 2003:

Financial Covenant	Required Ratio/Test	Actual Ratio/Test
Minimum tangible net worth	$75.0 million	$86.5 million
Total leverage ratio	Less than 65%	39.3%
Minimum interest coverage ratio	Greater than 1.75	2.10
Minimum fixed charge ratio	Greater than 1.50	1.88
EBITDA to interest expense (1)	Greater than 1.80	2.04

(1)	This interest coverage ratio requirement increases to 1.90:1 after June 30, 2004.

11. Operating Lease

The Company leases its corporate office space from a third party under an operating lease, which expires on September 30, 2007. Under the lease agreement, the Company pays base rent plus its portion of real estate taxes, common area maintenance and operation for the building based upon the ratio of square footage of the leased premises to the square footage of the building. Rent expense is recorded on a straight line basis over the term of the lease agreement. Future minimum rental payments are as follows (dollars in thousands):

2004	$168
2005	172
2006	178
2007	136

Total	$654

Rent expense was $172,000 and $86,000 for 2003 and 2002, respectively.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

12. Share Option and Incentive Plans and Other Retirement Arrangements

The Company established the 1998 share option and incentive plan (the “1998 Plan”) for the purpose of attracting and retaining key executive officers and employees, as well as non-employee trustees. A total of 779,340 common shares were reserved for and have been issued under the 1998 Plan as of December 31, 2003. At the time of the Company’s initial public offering in January 1998, the Company granted options with respect to 504,000 common shares to officers, employees and trustees. The exercise price for such options is the Offering price of $18.00. The term of such options is ten years from the date of grant. Of these options, 150,000 vested immediately, 322,500 vested ratably over three years from the date of grant and 31,500 vested ratably over five years from date of grant. Additional options with respect to 7,500 and 25,000 common shares were granted to a trustee and officer of the Company, respectively, during 1998 at an exercise price of $17.75 and $15.125 per share, respectively. These options vested ratably over three and five years respectively, and terminate ten years from the date of grant. Additional options of 231,500 were granted during 1999 to a key executive officer and employees of the Company at exercise prices ranging from $5.31 to $6.69 per share. These options vested over three to four years and terminate ten years from the date of grant or three month’s after termination of employment. During 1999, options of 307,500 were cancelled upon the resignations of a former executive officer and a trustee. Additional options of 323,840 were granted under the 1998 plan during 2000 to a key executive officer and employees of the Company at exercise prices ranging from $0.75 to $2.75 per share. Of these options, 108,612 vested immediately, 215,228 vested over two years from the date of grant and terminate ten years from the date of grant or three month’s after termination of employment. Additionally, during 2000, 15,000 options were cancelled upon the resignations of two former trustees. During 2002, options of 6,667 were cancelled upon the resignation of a former executive officer. No common shares are available for future grant or award under the 1998 plan.

During 1999, the Company established the 1999 share option and incentive plan (the “1999 Plan”) for the purpose of encouraging and enabling the officers, employees, non-employee trustees and other key persons of the Company to acquire a proprietary interest in the Company. A total of 350,000 common shares were reserved for issuance under the 1999 Plan. Options of 43,000 were granted during 2001 from the 1999 Plan to the executive officers and trustees of the Company at exercise prices ranging from $3.50 to $4.18 per share. Of these options, 8,000 vested immediately and the remaining 35,000 vest ratably on each of the annual anniversaries for the next three years and terminate ten years from the date of grant or three month’s after termination of employment. Options of 85,500 were granted during 2002 from the 1999 Plan to the executive officers, trustees and employees of the Company at an exercise price of $7.90 per share. Of these options 8,000 vested immediately and the remaining 77,500 vest ratably on each of the annual anniversaries for the next three years and terminate ten years from the date of grant or three month’s after termination of employment. Options of 59,935 were granted during 2003 from the 1999 Plan to an executive officer and the trustees of the Company at exercise prices ranging from $7.14 to $7.40 per share. Of these options, 18,000 vested immediately and 41,935 were performance based options accounted for as a variable plan under APB No. 25. The performance based options vesting will be determined at the Compensation and Share Option committee’s sole discretion based upon the executive officer meeting certain performance goals, to be determined no later than March 2004. At December 31, 2003, 76,072 common shares are available for award under the 1999 Plan.

During 2003, the Company established the 2003 share option and incentive plan (the “2003 Plan”) for the purpose of encouraging and enabling the officers, non-employee trustees and other key persons of the Company to acquire a proprietary interest in the Company. A total of 250,000 common shares were reserved for issuance under the 2003 Plan. Options of 110,000 were granted during 2003 to a trustee and a key consultant of the Company at an exercise price of $10.26 per share. Of these options, 54,000 vested immediately, 1,200 vested on November 1, 2003 and the first day of each month up to and including March 1, 2004, and 50,000 vest at the earlier of December 31, 2004 or a change in control as defined by the Plan. The options terminate upon the earlier of ten years from the date of the grant or three months after the termination of services with the Company.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

The following summarizes the activity in the 1998, 1999 and 2003 Plans for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
1998, 1999 and 2003 Plan	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	757,669	$8.24	697,169	$7.85	871,500	$6.47
Options granted	169,935	9.22	85,500	7.90	43,000	4.08
Options exercised	(463,604)	4.42	(18,333)	2.46	(217,331)	0.79
Options forfeited	—	—	(6,667)	4.18	—	—

Options outstanding, end of year	464,000	$10.63	757,669	$8.24	697,169	$7.85

Options exercisable, end of year	358,732	$13.39	652,202	$8.23	424,934	$10.64

Weighted average fair value of options granted during the year (calculated as of the grant date):		$1.82		$3.32		$2.17

Information regarding stock options outstanding and exercisable under the 1998, 1999 and 2003 Plans as of December 31, 2003 is as follows:

	Exercise Price Range
	$0.75-$2.75	$3.50-$5.31	$7.14-$10.26	$15.13-$18.00
Options outstanding at December 31, 2003:
Shares	32,000	4,500	213,500	214,000
Weighted average exercise price	$0.87	$4.51	$9.05	$17.66
Weighted average remaining contractual life	6.7 years	6.5 years	9.2 years	4.1 years
Options exercisable at December 31, 2003:
Shares	32,000	4,500	108,232	214,000
Weighted average exercise price	$0.87	$4.51	$9.00	$17.66

The fair value determination was calculated using the Black-Scholes option-pricing model to value all stock options granted in 2003, 2002 and 2001 using the following assumptions:

	2003	2002	2001
Weighted average risk free interest rate	5.80%	5.58%	5.4%
Expected volatility	52.51%	81.27%	85.7%
Expected dividend yield	8.82%	7.34%	7.34%
Weighted average expected life of options	3.09 years	2.80 years	3.50 years

The Company has established a defined contribution retirement plan covering all eligible employees. Under this plan, eligible employees may make contributions up to the Internal Revenue Service maximum, and the Company is required to make certain minimum contributions. Company contributions to this Plan were $23,000 in 2003, $24,000 in 2002 and $24,000 in 2001.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

13. Shareholder’s Rights Plan

On October 13, 1999, the Company adopted a Shareholder Rights Plan (the “Rights Plan”). The Rights Plan is designed to deter coercive and unfair hostile takeover tactics. Under the Rights Plan, the Company authorized and declared a distribution of one right for each of its outstanding common shares held on the record date of October 29, 1999. Each right upon the occurrence of certain events (a “triggering event”) entitles the holder to purchase from the Company one one-thousandth of a Series A Junior Participating Preferred Share, $0.01 par value per share, of the Company (which is intended to be the economic equivalent of one common share) at an initial purchase price of $35.

The rights are neither exercisable nor traded separately from the common shares unless a triggering event occurs and will expire on October 13, 2009, unless exchanged or redeemed earlier. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the common shares of the Company, or announces a tender or exchange offer which, if consummated, would result in that person or group owning at least 15% of the common shares, subject to certain exceptions. The Company generally may redeem the rights for $0.0005 per right at any time until ten days following the public disclosure that the 15% position has been met. A total of 16,000 preferred shares are reserved for issuance under the rights.

The Company authorized an Amendment, on November 19, 2003, to the Rights Plan to eliminate the operation and effects of the Rights Plan with respect to the execution, delivery and performance of the merger agreement with Ventas.

14. Taxes

The Company believes that, commencing with its taxable period ended December 31, 1998, it has been organized and operated in a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986 (the “Code”), as amended. As a result, the Company generally will not be subject to income tax on its taxable income at corporate rates to the extent it distributes annually at least 90% of its taxable income, excluding net capital gain, to its shareholders and complies with certain other requirements (although the Company will pay tax to the extent of any taxable income that it retains, even if it qualifies as a REIT). The Company intends to continue to qualify as a REIT and, in light of the Company’s net operating losses for tax purposes, no provision has been made for income taxes in the accompanying consolidated financial statements.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

The following table reconciles net income under accounting principles generally accepted in the United States of America (“GAAP”), to taxable income for the years ended December 31, (unaudited, dollars in thousands):

	Estimated 2003	2002	2001
GAAP net income	$4,003	$506	$524
Less: GAAP net income of taxable REIT subsidiaries included above	(197)	125	(326)

GAAP net income for REIT operations (1)	4,200	381	850
Add: book depreciation and amortization	9,271	7,136	5,678
Less: tax depreciation and amortization	(5,547)	(6,851)	(5,831)
bad debt expense – tax		28	(15,438)
book/tax differences from unconsolidated entities	—	2,150	3,132
impairment losses – tax	2,399	2,328	423
gains and losses – tax	(23,591)	—	—
rent adjustments – tax	11,131	809	—
stock option expense	(1,202)	—	—
capital lease	287	—	—
other book/tax differences, net	(521)	837	574
net operating loss utilized	—	(4,350)	—

Adjusted taxable income subject to 90% dividend requirement	$(3,573)	$2,468	$(10,612)

(1)	All adjustments to GAAP net income from REIT operations are net of amounts attributable to minority interest and taxable REIT subsidiaries.

The estimated net operating loss carry forward at December 31, 2003 is approximately $10.6 million.

The following is a reconciliation of the Company’s dividends paid deduction for the years ended December 31 (unaudited, dollars in thousands):

	2003	2002	2001
Cash dividends paid	$3,713	$—	$—
Portion distributed in 2003 but deducted in 2002	(2,468)	2,468	—

Dividends paid deduction	$1,245	$2,468	$—

The Company, in accordance with Section 858 of the Code, made an election on its 2002 federal income tax return to deduct $2,468 of dividends paid in 2003.

15. Distributions

The Company must distribute at least 90% of its taxable income, excluding net capital gain, in order to continue to qualify as a REIT. Distributions in a given year may exceed the Company’s earnings and profits due to non-cash expenses such as depreciation and amortization. During 2003, the Company distributed $0.48 per share/unit to its common shareholders and holders of units of ETOP. This distribution consisted of ordinary income of $0.319 per share/unit and return of capital of $0.161 per share/unit. There were no distributions to share or unit holders in 2002 or 2001.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

16. Income Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except per share data):

	2003	2002	2001
Income per share - basic:
Net income	$4,003	$506	$524
Weighted average common shares outstanding	7,704	7,401	7,184

Income (loss) per share from continuing operations	$0.10	$0.11	$(0.13)
Income (loss) per share on discontinued operations	$0.42	$(0.04)	$0.20
Basic income per share	$0.52	$0.07	$0.07

Income per share - diluted:
Net income	$4,003	$506	$24
Weighted average common shares outstanding	7,704	7,401	7,184
Dilutive common stock equivalents - stock options and warrants	42	307	258

Total weighted average number of diluted shares	7,746	7,708	7,442

Income (loss) per share from continuing operations	$0.10	$0.11	$(0.13)
Income (loss) loss per share on discontinued operations	$0.42	$(0.04)	$0.20
Diluted income per share	$0.52	$0.07	$0.07

Units of ElderTrust Operating Limited Partnership are not included in the determination of weighted average common shares outstanding for purposes of computing diluted income per share since they are antidilutive.

17. Disclosure About Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash and accounts receivable approximates fair value based on the short-term nature of these investments.

The carrying amounts of the Company’s line of credit and variable rate mortgages payable at December 31, 2003 and 2002 approximate fair value because the borrowings are at variable interest rates. The fair value of the Company’s fixed rate notes payable, mortgages and bonds payable at December 31, 2003 and 2002 is estimated using discounted cash flow analysis and the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company’s fixed rate mortgages, bonds and note payable at December 31, 2003 is approximately $90.0 million.

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

18. Quarterly Financial Information (Unaudited)

The following quarterly financial data summarize the unaudited quarterly results from continuing operations for the years ended December 31, 2003 and 2002 (in thousands, except per share amounts):

	Quarter ended
	December 31,	September 30,	June 30,	March 31,
2003
Revenues from continuing operations	$4,661	$4,814	$4,780	$4,771
Income (loss) from continuing operations	(1,297)	877	213	959
Net income (loss)	1,337	2,310	(1,164)	1,520
Net income (loss) per share from continuing operations – basic	(0.17)	0.11	0.03	0.13
Net income (loss) per share from continuing operations – diluted	(0.17)	0.11	0.03	0.13

	Quarter ended
	December 31,	September 30,	June 30,	March 31,
2002
Revenues from continuing operations	$4,859	$4,169	$4,144	$4,350
Net income (loss) from continuing operations	417	181	102	136
Net income (loss)	(1,131)	685	342	610
Net income (loss) per share from continuing operations – basic	0.06	0.02	0.01	0.02
Net income (loss) per share from continuing operations – diluted	0.06	0.02	0.01	0.02

19. Related Party Transactions

In addition to the transaction with D. Lee McCreary, Jr. discussed in Note 8, on February 5, 2004 the Company exercised its option to acquire Mr. McCreary’s 1% ownership interest in ET Sub – Vernon Court, LLC, a consolidated subsidiary of the Company, for approximately $3,000.

Michael Walker, ElderTrust’s Chairman of the Board of Trustees and Acting President and CEO, served as Chief Executive Officer of Genesis from 1985 until May 2002 and as Chairman of the Board of Genesis from 1985 until October 2002. At December 31, 2003, Mr. Walker benefically owned approximately 9.4% of the common shares of ElderTrust.

20. Minority Interest

The Company owned 7,784,446 and 7,540,142 units of ETOP, or approximately 96.3% and 96.2% of the total outstanding units in the Operating Partnership at December 31, 2003 and 2002, respectively. The remaining ownership interests include interests owned directly or indirectly by trustees and officers of the Company and Genesis totaling 295,560 units.

Subject to certain limitations in the Operating Partnership Agreement the limited partners that hold units in the Operating Partnership have the right to require the redemption of their units at any time (“Unit Redemption Rights”). The Operating Partnership’s obligation with respect to the Unit Redemption Rights is that the limited partner will receive cash from the Operating Partnership in an amount equal to the market

ELDERTRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

value of the units to be redeemed. However, in lieu of the Operating Partnership acquiring the units for cash, the Company has the right to elect to acquire the units directly from the limited partner, either for cash or common shares of ElderTrust at the Company’s discretion.

21. Supplemental Cash Flow Information:

Supplemental cash flow information for the years ended December 31, 2003, 2002 and 2001 is as follows (amounts in thousands):

	2003	2002	2001
Non-cash investing and financing activities;
Assets and liabilities consolidated or disposed of as a result of the acquisition or disposition of assets:
Real estate assets	$(117,241)	$125,498	$—
Restricted cash	(1,213)	2,193	—
Investments	(4,337)	(18,973)	—
Other assets	55	(1,676)	—
Real estate mortgage debt and debt	80,504	(103,945)	—
Other liabilities	3,642	(3,114)	—
Minority interest	—	17	—

Conversion of operating partnership units to common stock	$—	$1,195	$—

Acquisition of real estate properties at fair value in exchange for notes receivable	$—	$—	$12,650

Exercise of stock options	101	—	—

ELDERTRUST

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

(dollars in thousands)

Description	Encumbrances		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period				Orig. Construct. / Renovation Date	Date Acquired
			Land	Buildings and Improvements		Land	Buildings and Improvements	Total (1)	Accum. Deprec. (2)
Assisted Living Facilities:
Agawam, MA	$—	(3)	$1,249	$11,243	$—	$1,249	$11,243	$12,492	$2,334	1997	Jan-98
Paoli, PA	—		1,128	10,079	208	1,151	10,287	11,438	2,136	1995	Jan-98
Macungie, PA	—	(3)	420	3,780	—	420	3,780	4,200	387	1997	Jan-01
Reading, PA	—	(3)	470	4,230		470	4,230	4,700	433	1997	Jan-01
Pottstown, PA	—	(3)	360	3,240	—	360	3,240	3,600	332	1998	Jan-01
Kimberton, PA	10,050	(5)	1,239	10,834	10	970	8,872	9,842	768	1996	Jan-98
North Andover, MA	8,537		1,194	10,729	3	1,194	10,732	11,926	1,915	1995	Dec-98
Newton, MA	13,829		1,793	16,091	5	1,793	16,096	17,889	2,871	1905/1995	Dec-98
Brookline, MA	10,926		1,468	13,217	—	1,469	13,161	14,630	2,348	1995	Dec-98

Subtotal	43,342		9,321	83,443	226	9,076	81,641	90,717	13,524

Independent Living Facility:
Newton, MA	12,630		1,772	15,945	—	1,772	15,950	17,722	2,844	1996	Dec-98

Subtotal	12,630		1,772	15,945	—	1,772	15,950	17,722	2,844

Skilled Nursing Facilities:
Lopatcong, NJ	—		1,490	13,406	—	1,490	13,406	14,896	2,783	1984/1992	Jan-98
Wayne, PA	3,500		662	5,921	1,761	662	7,682	8,344	1,487	1920/1999	Jan-98
Chester, PA	18,489	(4)	1,187	10,670	—	1,187	10,670	11,857	2,215	1960/1983	Jan-98
Philadelphia, PA	—	(4)	1,230	11,074	1	1,230	11,075	12,305	2,299	1973	Jan-98
Pennsburg, PA	—		1,091	9,813	51	1,091	9,864	10,955	2,049	1982	Jan-98

Subtotal	21,989		5,660	50,884	1,813	5,660	52,697	58,357	10,833

ELDERTRUST

SCHEDULE III (continued)

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

(dollars in thousands)

Description	Encumbrances	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period				Orig. Construct. / Renovation Date	Date Acquired
		Land	Buildings and Improvements		Land	Buildings and Improvements	Total (1)	Accum. Deprec. (2)
Medical Office and Other Buildings:
Upland, PA	2,520	—	4,383	129	—	4,810	4,810	937	1977	Jan-98
Drexel Hill, PA	5,717	—	8,132	86	—	8,377	8,377	1,704	1984/1997	Feb-98
Forked River, NJ	482	62	563	—	62	563	625	117	1996	Jan-98

Subtotal	8,719	62	13,078	215	62	13,750	13,812	2,758

Total Operating	$86,680	$16,815	$163,350	$2,254	$16,570	$164,038	$180,608	$29,959

(1)    The aggregate cost for Federal income tax purposes is $174,742.

(2)    Depreciation expense is calculated using a 28.5 year composite life for both building and equipment.

(3)    Encumbered by the Guidance Line.

(4)    This is a single note which covers both properties.

(5)    This property was classified as held for sale prior to November 1, 2001. The asset value and accumulated depreciation have been adjusted according to SFAS 144. See “Item 2—Properties”

Properties Held for Sale at December 31, 2003:

Description	Encumbrances	Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period				Orig. Construct./ Renovation Date	Date Acquired
		Land	Buildings and Improvements		Land	Buildings and Improvements	Total (1)	Accum. Deprec. (2)
Wilkes-Barre, PA	$2,516	$662	$5,932	—	$654	$5,462	$6,116	$1,145	1984	Jan-98

Asset Held for Sale	$2,516	$662	$5,932	—	$654	$5,462	$6,116	$1,145

ELDERTRUST

SCHEDULE III (continued)

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2003

(dollars in thousands)

The following represents a roll forward of the balance of real estate properties and related accumulated depreciation from January 1, 2001 to December 31, 2003:

	Cost Basis	Accumulated Depreciation
Balance at January 1, 2001 (1)	$163,889	$14,085

Additions during period:
Acquisitions (2)	12,650	362
Asset previously held for sale (3)	9,695	59
Improvements	171	75

Real estate properties depreciation for the period	—	5,164

Balance at December 31, 2001	$186,405	$19,745

Additions during period:
Assets written down to fair value	(2,119)	—
Assets held for sale reclassed on balance sheet	(1,115)	(189)
Assets held for sale written down to fair value	(315)	—
Acquisition of property through the consolidation of Meridian, Cabot and Cleveland	143,782	18,260
Improvements	340	81

Real estate properties depreciation for the period	—	7,024

Balance at December 31, 2002	$326,978	$44,921

Additions during period:
Assets held for sale reclassed on balance sheet	(6,116)	(1,145)
Assets sold	(140,185)	(19,770)
Assets held for sale written down to fair value	(470)	—
Improvements	401	—

Real estate properties depreciation for the period	—	5,953

Balance at December 31, 2003	$180,608	$29,959

(1)	Balance does not reflect assets held for sale. Assets held for sale are disclosed separately on the Balance Sheet.
(2)	Represents three assisted living properties and land on one additional property acquired through the debt restructuring with Genesis on January 31, 2001.
(3)	Represents the Woodbridge property located in Kimberton, PA . This asset was reclassified from held for sale on November 1, 2001.

VENTAS, INC.

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information assumes that the following transactions were completed as of December 31, 2003 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2003 for purposes of the unaudited pro forma consolidated statement of income for the year ended December 31, 2003.

(1)	the Company’s February 5, 2004 acquisition of ElderTrust (the “ElderTrust Transaction”);

(2)	the Company’s purchase from certain affiliates of Brookdale Living Communities, Inc. (“Brookdale”) a total of 14 independent living or assisted living facilities (the “Brookdale Facilities”) in stages during the first quarter of 2004 and the Company’s lease of the Brookdale Facilities to affiliates of Brookdale (the “Brookdale Transaction”); and

(3)	the Company’s March 15, 2004 sale of 2.0 million shares of its common stock in an underwritten public offering and the Company’s use of the proceeds from such sale (the “Equity Offering”).

The unaudited pro forma information is derived from the Company’s historical audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The pro forma financial information that follows should be read in conjunction with such audited financial statements and the related notes.

The unaudited pro forma financial information that follows is not necessarily indicative of what our actual financial position or results of operations would have been as of the date or for the period presented, nor does it purport to represent our financial position or results of operations for future periods.

VENTAS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003

(In thousands)	Ventas, Inc. Historical	ElderTrust Acquisition			Pro forma adjustments for Brookdale Acquisition		Pro forma adjustments for Equity Offering		Pro forma
		ElderTrust Historical	Pro Forma adjustments for ElderTrust Acquisition
Assets
Total net real estate investments	$697,745	$150,649	$9,800	(a)	$115,624	(a)			$973,818
Cash and cash equivalents	82,104	25,693	(105,693	)(a)					2,104
Restricted cash	7,575	5,447	—		107	(a)			13,129
Deferred financing costs, net	13,465	—	—						13,465
Notes receivable from employees	3,772	—	—						3,772
Properties held for sale		4,971	(4,971	)(a)					—
Other assets	8,189	2,124	(2,124	)(a)					8,189

Total assets	$812,850	$188,884	$(102,988)		$115,731		$—		$1,014,477

Liabilities and stockholders’ equity (deficit)
Liabilities:

Senior Notes payable and other debt	$640,562	$84,445	$(1,251	)(a)	$115,731	(a)	$(51,200	)(b)	$788,287
Deferred revenue	15,308	12,631	(12,631	)(a)					15,308
Interest rate swap agreements	27,868	—	—						27,868
Accrued dividend	21,614	—	—		—		—		21,614
Accrued interest	5,821	—	—						5,821
Liabilities associated with assets held		2,597	(2,597	)(a)					—
Accounts payable, and other accrued liabilities	14,562	2,702	—	(a)					17,264
Other liabilities – disputed tax refunds and accumulated interest	406	—	—		—				406
Deferred income taxes	30,394	—	—		—				30,394

Total liabilities	756,535	102,375	(16,479)		115,731		(51,200)		$906,962

Minority interest		3,486	(3,486	)(a)

Total stockholders’ equity (deficit)	56,315	83,023	(83,023)				51,200	(b)	107,515

Total liabilities and stockholders’ equity (deficit)	$812,850	$188,884	$(102,988)		$115,731		$—		$1,014,477

VENTAS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year ended December 31, 2003

(In thousands)	Ventas, Inc. Historical	ElderTrust Historical	Pro Forma adjustments for ElderTrust Acquisition		Pro forma adjustments for Brookdale Acquisition		Pro forma adjustments for Equity Offering		Pro forma
Revenues:
Rental income	$191,232	$18,722	$(1,694	)(c)	$11,795	(h)			$220,055
Interest income on real estate loan	3,036	—	—		—				3,036
Gain on sale of Kindred Common stock	9,039								9,039
Interest and other income	1,696	304	—		—				2,000

Total revenues	205,003	19,026	(1,694)		11,795		—		234,130

Expenses:
Property level expense	—	1,230	—		—				1,230
General and administrative	12,724	3,747	—		—				16,471
Professional fees	2,434	—	—		—				2,434
Amortization of restricted stock grants	1,274	—	—		—				1,274
Depreciation	39,720	5,840	(1,196	)(d)	3,854	(d)			48,218
Net loss on swap breakage	5,168	—							5,168
Swap ineffectiveness	296	—							296
Loss (gain) on extinguishment of debt	84	(1,039)	1,039	(e)					84
Bad debt recovery		(890)	890	(e)					—
Interest	61,790	8,016	357	(f)	4,939	(f)	(2,022	)(f)	73,080
Severance		1,341	(1,341	)(e)					—
Interest on United States Settlement	4,943	—							4,943
Reversal of contingent liability	(20,164)	—	—		—				(20,164)

Total expenses	108,269	18,245	(251)		8,793		(2,022)		133,034

Income before minority interest	96,734	781	(1,443)		3,002		2,022		101,096
Minority interest		(29)	29	(g)					—

Income from continuing operations	$96,734	$752	(1,414)		$3,002		$2,022		$101,096

Earnings per common share:
Basic	$1.22								$1.24
Diluted	$1.21								$1.23

Weighted average number of shares outstanding, basic	79,340						2,000		81,340
Weighted average number of shares outstanding, diluted	80,094						2,000		82,094

VENTAS, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

(a)	To record the ElderTrust Transaction and the Brookdale Transaction (in thousands):

	ElderTrust Transaction	Brookdale Transaction
Value of real estate assets acquired	$160,449	$115,624
Cash acquired	25,693	—
Restricted cash acquired	5,447	107

Total assets acquired	$191,589	$115,731
Less Liabilities Assumed:
Value of assumed debt	82,591	20,327
Value of assumed liabilities	2,702	—

	85,293	20,327
Cash Paid	106,296	95,404
Less cash acquired	25,693	—
Less cash on hand used to pay for equity of ElderTrust	80,000	—

Net cash borrowed on the 2002 Credit Agreement	$603	$95,404

(b)	To record the issuance of two million shares of common stock
(c)	To adjust rental income to exclude the recognition of ElderTrust deferred revenue and to adjust the straight-line calculation of rent computed as of the date of acquisition
(d)	To adjust depreciation expense on the real estate properties acquired in the ElderTrust Transaction as if the Company owned such properties from January 1, 2003, based upon the Company’s depreciation policy.
(e)	To eliminate ElderTrust gains and expenses considered to be non recurring and specifically related to ElderTrust activities.
(f)	To adjust interest expense to include (a) interest on acquired debt based on the Company’s current interest rates as if the debt of the individual properties was acquired on January 1, 2003 and (b) additional debt assumed to fund the acquisitions.

	Assumed Debt December 31, 2003	Interest Expense December 31, 2003
Historical Ventas, Inc. Debt and interest	$640,562	$61,790
Assumed debt from ElderTrust (weighted average interest rate of 7.23%):
Historical ElderTrust debt and interest	84,445	8,016
Adjust acquired debt of ElderTrust to market	(1,854)	333
Assumed debt from Brookdale Transaction (weighted average rate of 5.76%)	20,327	1,171
Adjust interest for amount borrowed under the 2002 Credit Agreement (Weighted average interest rate of 3.95% for the year ended December 31, 2003)
Cash borrowed on revolver to fund ElderTrust Transaction (weighted average rate of 3.95%)	603	24
Cash borrowed on revolver to fund Brookdale Transaction (weighted average rate of 3.95%)	95,404	3,768
Equity Offering	(51,200)	(2,022)

Pro forma debt and interest	$788,287	$73,080

(g)	To adjust for the purchase of all of the outstanding limited partnership units in ElderTrust Operating Partnership (“ETOP”), excluding 31,455 Class C Units. As of the date of the acquisition, the Company owned 99.6% of ETOP units.
(h)	To record straight-line rental income for the Brookdale Facilities.